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Exhibit 1.2

FORM OF SELECTED DEALERS AGREEMENT

Dear                        :

        Noble International Investments, Inc. has agreed to act as underwriter ("Underwriter"), subject to the terms and conditions of an Underwriting Agreement with EduTrades, Inc., a Nevada corporation (the "Company"), in connection with the proposed sale of an aggregate of 2,600,000 Securities of the Company's common stock, par value $0.001 per share (the "Securities"). In addition, the Underwriter has been granted an additional 45 day option to purchase up to an additional 390,000 Securities of common stock at the public offering price per share (the "Over Allotment Securities").

        1.     The Company has prepared and filed a registration statement on Form S-1 (File No. 333-129649), including a prospectus, relating to the Securities (the "Prospectus) with the Securities and Exchange Commission (the "SEC"), in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the applicable rules and regulations thereunder. We, as the Underwriter, are offering certain of the Securities for purchase by a selected group of dealers ("Selected Dealers") on the terms and conditions stated as follows:

          a.     Offer to Purchase. Your offer to purchase may be revoked in whole or in part without obligation or commitment of any kind by you any time prior to acceptance and no offer may be accepted by us and no sale can be made until after the registration statement covering the Securities has become effective with the SEC.

          b.     Authorized Public Offering Price. The public offering price is $                        per share.

          c.     Dealers' Selling Concession. The selling concession shall not exceed $            per share payable upon termination of this Agreement, except as provided below. We reserve the right not to pay such concession on any of the Securities purchased by any of the Selected Dealers from us and repurchased by us at or below the price stated above prior to such termination.

          d.     Reallowance. You may reallow not in excess of $            per share as a selling concession to dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") or to foreign dealers who are not eligible for membership in the NASD and who have agreed (i) not to sell the Securities within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein, and (ii) to abide by the applicable Conduct Rules of the NASD.

          e.     Delivery and Payment. Delivery of the Securities shall be made on or about                        , 2006 or such later date as we may advise on not less than one day's notice to you, at the office of Noble International Investments, Inc., 6501 Congress Avenue, Boca Raton, FL 33487 or at such other place as we shall specify on not less than one day's notice to you. Payment for the Securities is to be made, against delivery, at the authorized public offering price stated above, or, if we shall so advise you, at the authorized public offering price less the dealers' selling concession stated above, by a certified or official bank check payable to the order of Noble International Investments, Inc. Certificates for the Securities shall be delivered as soon as practicable after delivery instructions are received by the Underwriter.

          f.      Termination. This Agreement shall terminate at the close of business on the 45th day following the Effective Date of the Registration Statement (of which the enclosed Prospectus forms a part), unless extended at our discretion for a period or periods not to exceed in the aggregate 30 additional days. We may terminate this Agreement, whether or not extended, at any time without notice.

        2.     Any of the Securities purchased by you hereunder are to be offered by you to the public at the public offering prices, except as herein otherwise provided and except that a reallowance from such public offering prices not in excess of the amounts set forth on the first page of this Agreement may be allowed as consideration for services rendered in distribution to dealers that (a) are actually engaged in the investment banking or Securities business; (b) execute the written agreement prescribed by Rule 2740 of the NASD Conduct Rules; and (c) are either members in good standing of the NASD or foreign banks, dealers or institutions not eligible for membership in the NASD that represent to you that they will promptly reoffer such Securities at the public offering price and will abide by the conditions with respect to foreign banks, dealers and institutions set forth in paragraph 9 below.

        3.     You, by becoming a member of the Selected Dealers, agree (a) upon effectiveness of the Registration Statement and your receipt of the Prospectus, to take up and pay for the number of Securities allotted and confirmed to you; (b) not to use any of the Securities to reduce or cover any short position you may have; and (c) to make available a copy of the Prospectus to all persons who on your behalf will solicit orders for the Securities prior to the making of such solicitations by such persons. You are not authorized to give any information or to make any representations other than those contained in the Prospectus or any supplements or amendments thereto.

        4.     As contemplated by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, we agree to make available copy of the Prospectus to any person making a written request during the period referred to in the rules and regulations adopted under such Act, the delivery to be made to the address given in the request. You confirm that you have delivered all preliminary prospectuses and revised preliminary prospectuses, if any, required to be delivered under the provisions of Rule 15c2-8 and agree to deliver all copies of the Prospectus required to be delivered thereunder. We have heretofore delivered to you such preliminary prospectuses as have been required by you, receipt of which is hereby acknowledged, and will promptly deliver such further prospectuses as may be requested by you.

        5.     You agree that until termination of this Agreement you will not make purchases or sales of the Securities except (a) pursuant to this Agreement; (b) pursuant to authorization received from us; or (c) in the ordinary course of business as broker or agent for a customer pursuant to any unsolicited order.

        6.     Additional copies of the Prospectus and any supplements or amendments thereto shall be supplied in reasonable quantity upon request.

        7.     The Securities are offered by us for delivery when, as and if sold to, and accepted by, us and subject to the terms herein and in the Prospectus or any supplements or amendments thereto, to our right to vary the concessions and terms of offering after their release for public sale, to approval of counsel as to legal matters and to withdrawal, cancellation or modification of the offer without notice.

        8.     You will be informed by us as to the states in which we have been advised by counsel the Securities have been qualified for sales or are exempt under the respective securities or blue sky laws of such states, but we have not assumed and will not assume any obligation or responsibility as to the right of any Selected Dealer to sell Securities in any state.

        9.     You, by becoming a member of the Selected Dealers, represent that you are actually engaged in the investment banking or Securities business and that you are (a) a member in good standing of the NASD and will comply with NASD Conduct Rule 2740; or (b) a foreign dealer or institution that is not eligible for membership in the NASD and that has agreed (i) not to sell Securities within the United States of America, its territories or possessions or to persons who are citizens thereof or residents therein, (ii) that any and all sales shall be in compliance with Rule 2790 of the NASD's Conduct Rules, (iii) to comply, as though it were a member of the NASD, with Rules 2730, 2740 and 2750 of the NASD's Conduct Rules, and to comply with Rule 2420 thereof as that Rule applies to a non-member broker or dealer in a foreign country.

        10.   Nothing herein shall constitute any members of the Selected Dealers partners with us or with each other, but you agree, notwithstanding any prior settlement of accounts or termination of this Agreement, to bear your proper proportion of any tax or other liability based upon the claim that the Selected Dealers constitute a partnership, association, unincorporated business or other separate entity and a like share of any expenses of resisting any such claim.

        11.   Noble International Investments, Inc. shall be the Managing Underwriter of the offering and manager of the Selected Dealers and shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or the Selected Dealers or any members of them. Except as expressly stated herein, or as may arise under the Act, we shall be under no liability to any member of the Selected Dealers as such for, or in respect of (i) the validity or value of the Securities;(ii) the form of, or the statements contained in, the Prospectus, the Registration Statement of which the Prospectus forms a part, any supplements or amendments to the Prospectus or such Registration Statement, any preliminary prospectus, any instruments executed by, or obtained or any supplemental sales data or other letters from, the Company, or others; (iii) the form or validity of the Underwriting Agreement or this Agreement; (iv) the eligibility of any of the Securities for sale under the laws of any jurisdiction; (v) the delivery of the Securities; (vi) the performance by the Company, or others of any agreement on its or their part; or (vii) any matter in connection with any of the foregoing, except our own want of good faith.

        12.   If for federal income tax purposes the Selected Dealers, among themselves or with the Underwriters, should be deemed to constitute a partnership, then we elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and we agree not to take any position inconsistent with such selection. We authorize you, in your discretion, to execute and file on our behalf such evidence of such election as may be required by the Internal Revenue Service.

        13.   All communications from you shall be addressed to Noble International Investments, Inc., 6501 Congress Avenue, Boca Raton, FL 33487, Attention:                        . Any notice from us to you shall be deemed to have been fully authorized by the Underwriters and to have been duly given if mailed, or sent by confirmed facsimile or email to you at the address to which this letter is mailed.

        14.   This Agreement shall be construed in accordance with the laws of the State of Florida without giving effect to conflict of laws. Time is of the essence in this Agreement.

[SIGNATURE PAGE TO FOLLOW]

        If you desire to become a member of the Selected Dealers, please advise us to that effect immediately by facsimile or email transmission and sign and return to us the enclosed counterpart of this letter.

NOBLE INTERNATIONAL INVESTMENTS, INC.
By:
Print Name:

Its:

        The undersigned does hereby (i) accept membership in the Selected Dealers on the terms specified above; and (ii) offer to purchase (subject to the right to revoke as set forth in paragraph 1),                        number of shares allocated to the undersigned by the Managing Underwriter in accordance with the terms and conditions set forth in this Agreement.

        Dated:                        , 2006.

(Selected Dealer)
By:
Print Name:

Its:

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FORM OF SELECTED DEALERS AGREEMENT